Exhibit 99.1
FOR IMMEDIATE RELEASE
ROADRUNNER TRANSPORTATION SYSTEMS ANNOUNCES
ADDITION OF NEW BOARD MEMBER
Cudahy, WI — July 27, 2011 — Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics services provider, today announced that Victoria Jackson Bridges has been named to its Board of Directors, replacing James Welch.
Mark DiBlasi, President and CEO of Roadrunner, said “We are extremely pleased that Victoria Jackson Bridges is joining our Board of Directors. Ms. Bridges brings a wealth of board experience and operational expertise derived from almost 20 years as CEO of a transportation components company. We thank James Welch for his valuable contributions to the board and extend our appreciation for his service.”
Ms. Bridges currently serves as President of Victoria Bellé, Inc., a designer, manufacturer and marketer of specialty retail products. She was President and CEO of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. Ms. Bridges is currently a member of the Advisory Board of Stratco Global and serves on the board of directors and as a member of the audit committee of Meritor, Inc. (NYSE: MTOR). During her career, Ms. Bridges has also served as a board member for the Federal Reserve Banks of Nashville and Atlanta, Whitman Corporation, AmSouth Bank (now Regions Financial Corporation), and Shoney’s.
Ms. Bridges will serve as a member of Roadrunner’s audit committee and as chair of its nominating and governance committee.
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics services provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload, transportation management solutions and intermodal solutions, and domestic and international air. For more information, please visit RRTS’ website, www.rrts.com.
Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648
Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com